UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ____)

Filed by the Registrant.	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AVENUE THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

AVENUE THERAPEUTICS, INC.

1111 Kane Concourse, Suite 301
Bay Harbor Islands, Florida 33154

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders (the “Annual Meeting”) of Avenue Therapeutics, Inc. (“Avenue” or the “Company”), to be held virtually at 9:30 a.m. Eastern Time, on Thursday, June 22, 2023. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ATXI2023, where you will be able to listen to the meeting live, submit questions and vote online. At the Annual Meeting, the stockholders will be asked to (i) elect six directors for a term of one year until our 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified in accordance with our Second Amended and Restated Bylaws (“Bylaws”), (ii) ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023, (iii) approve the compensation of our named executive officers, in an advisory vote, (iv) approve the frequency with which we will hold an advisory vote on the compensation of our named executive officers, in an advisory vote, and (v) transact any other business that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting. You will also have the opportunity to ask questions at the meeting.

Your vote is important. It is important that your stock be represented at the meeting regardless of the number of shares you hold. To be sure your vote counts and assure a quorum, please vote by mobile device or over the Internet, or if you received proxy materials by mail, vote, sign, date and return the proxy card accompanying the printed proxy materials, as soon as possible, regardless of whether you plan to virtually attend the meeting; or if you hold your shares through a bank, brokerage firm or other nominee, please follow the instructions for voting provided by your bank, brokerage firm or other nominee, regardless of whether you plan to attend the Annual Meeting virtually. If you virtually attend the Annual Meeting and wish to vote virtually, you may revoke your earlier proxy by voting at the Annual Meeting.

If you have any questions about the proxy statement or the accompanying Annual Report on Form 10-K for the year ended December 31, 2022, please contact David Jin, our Interim Chief Financial Officer, Chief Operating Officer and Corporate Secretary at (781) 652-4500.

We look forward to virtually seeing you at the Annual Meeting.

Sincerely,

Alexandra MacLean, M.D.
Chief Executive Officer
April 28, 2023
Bay Harbor Islands, Florida

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AVENUE THERAPEUTICS, INC.
1111 Kane Concourse, Suite 301
Bay Harbor Islands, Florida 33154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 22, 2023

Time:	9:30 a.m. Eastern Time

Location:	www.virtualshareholdermeeting.com/ATXI2023

At the meeting, stockholders will be asked to:

1.	Elect six directors for a term of one year until our 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified in accordance with our Second Amended and Restated Bylaws;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023;

3.	Approve the compensation of our named executive officers, in an advisory vote;

4.	Approve the frequency with which we will hold an advisory vote on the compensation of our named executive officers, in an advisory vote; and

5.	Transact any other business that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

We will hold our Annual Meeting in virtual format only, via live audio webcast, rather than at any physical location, at the date and time specified above, instead of holding the meeting at any physical location. Only those stockholders of record as of the close of business on the record date of April 25, 2023 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for your inspection beginning June 12, 2023, at our offices located at 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154, between the hours of 10:00 a.m. and 5:00 p.m., local time, each business day during the 10 days preceding the Annual Meeting; however, if we determine that a physical in-person inspection is not practicable, such list of stockholders may be made available electronically, upon request. You or your proxyholder may participate, vote, and examine our stockholder list at the Annual Meeting by visiting www.virtualshareholdermeeting.com/ATXI2023 and using your 16-digit control number.

Please note the technical requirements for virtual attendance at the Annual Meeting, as described in the enclosed proxy statement under the heading “Questions and Answers.”

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about April 28, 2023, we will mail a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to each of our stockholders of record and beneficial owners at the close of business on the record date. On the date of mailing the Internet Notice, all stockholders will have the ability to access all the proxy material on a website referred to in the Internet Notice. These proxy materials will be available free of charge.

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YOUR VOTE IS IMPORTANT!

Submitting your proxy card or voting over the Internet does not affect your right to vote virtually if you decide to virtually attend the Annual Meeting. You are urged to submit your proxy as soon as possible, regardless of whether or not you expect to virtually attend the Annual Meeting. You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) delivering written notice to our Corporate Secretary, David Jin, at our address above (so long as we receive such notice no later than the close of business on the day before the Annual Meeting), (ii) submitting a later-dated proxy card or voting over the Internet or mobile device at a later time, or (iii) virtually attending and voting at the Annual Meeting. No revocation under (i) or (ii) will be effective unless written notice or the proxy card or updated vote over the Internet or mobile device is received by our Corporate Secretary at or before the Annual Meeting, prior to your proxy being voted.

When you submit your proxy, you authorize Alexandra MacLean, M.D., our Chief Executive Officer, and David Jin, our Chief Operating Officer and Interim Chief Financial Officer, to vote your shares at the Annual Meeting and on any postponements or adjournments of the Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,

David Jin
Corporate Secretary
April 28, 2023
Bay Harbor Islands, Florida

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AVENUE THERAPEUTICS, INC.
1111 Kane Concourse, Suite 301

Bay Harbor Islands, Florida

Phone: (781) 652-4500

PROXY STATEMENT

This proxy statement is being made available via Internet access, beginning on or about April 28, 2023, to the owners of shares of common stock of Avenue Therapeutics, Inc. (the “Company,” “our,” “we,” or “Avenue”) as of April 25, 2023, in connection with the solicitation of proxies by our Board of Directors for our 2023 Annual Meeting of Stockholders (the “Annual Meeting”).

The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ATXI2023 on Thursday, June 22, 2023, at 9:30 a.m., Eastern Time. Our Board of Directors encourages you to read this document thoroughly and take this opportunity to vote, via proxy, on the matters to be decided at the Annual Meeting. This proxy procedure is necessary to permit all stockholders, some of whom may be unable to attend the Annual Meeting virtually, to vote on the matters described in this proxy statement.  As discussed below, you may revoke your proxy at any time before your shares are voted at the Annual Meeting.

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TABLE OF CONTENTS

QUESTIONS AND ANSWERS		1
Q:	What is the purpose of the Annual Meeting?	1
Q:	How can I attend the annual meeting and why is the Company holding the Annual Meeting in a virtual only format?	1
Q:	How do I submit questions at the Annual Meeting?	1
Q:	Who is entitled to vote at our Annual Meeting?	1
Q:	How do I vote?	2
Q:	What if I have technical difficulties or trouble accessing the virtual Annual Meeting?	2
Q:	What is a proxy?	3
Q:	How will my shares be voted if I vote by proxy?	3
Q:	How do I revoke my proxy?	3
Q:	Is my vote confidential?	3
Q:	What constitutes a quorum at the Annual Meeting?	3
Q:	What vote is required to elect our directors for a one-year term?	4
Q:	What vote is required to ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023?	4
Q:	What vote is required to approve the amendment to our certificate of incorporation to increase the authorized number of shares of common stock from 20,000,000 to 75,000,000?	4
Q:	What vote is required to approve the amendment to our 2015 Incentive Plan to increase the number of authorized shares issuable thereunder by 5,000,000 shares?	4
Q:	What percentage of our outstanding common stock do our directors, executive officers, and 5% beneficial owners own?	4
Q:	Who was our independent public accountant for the year ended December 31, 2021? Will this firm be represented at the Annual Meeting?	5
Q:	How can I obtain a copy of our Annual Report on Form 10-K?	5
Q:	How does the board of directors recommend that I vote my shares?	5

CORPORATE GOVERNANCE		6
Our Board of Directors		6
Communicating with the Board of Directors		9
Audit Committee		9
Compensation Committee		10
Nominating Process		10
Code of Business Conduct and Ethics		11

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS		13
Audit Fees		13
Audit-Related Fees		14
Tax Fees		14
All Other Fees		14
Pre-Approval of Services		14

REPORT OF THE AUDIT COMMITTEE		15

OUR EXECUTIVE OFFICERS		16
Executive Officers		16

EXECUTIVE COMPENSATION		17
Summary Compensation Table		17
Narrative to Summary Compensation Table		18

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Outstanding Equity Awards at 2021 Fiscal Year End	19

DIRECTOR COMPENSATION	20
Director Compensation Program	20
Director Compensation Table	20

RELATED-PERSON TRANSACTIONS	21

STOCK OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS, AND 5% BENEFICIAL OWNERS	24

PROPOSAL NO. 1 ELECTION OF DIRECTORS; NOMINEES	27

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	28

PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	29

PROPOSAL NO. 4 ADVISORY VOTE ON WHETHER THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS	30

ADDITIONAL INFORMATION	31
Householding of Annual Meeting Materials	31
Stockholder Proposals for Our 2024 Annual Meeting	31
Other Matters	31
Solicitation of Proxies	31
Incorporation of Information by Reference	32

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QUESTIONS AND ANSWERS

Q:	What is the purpose of the Annual Meeting?

A.	At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders accompanying this proxy statement, including (i) the election of six directors for a term of one year until our 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified in accordance with our Second Amended and Restated Bylaws (“Bylaws”), (ii) ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023, (iii) approving the compensation of our “named executive officers” (as determined under rules of the Securities and Exchange Commission (the “SEC”)), in an advisory vote, (iv) approving the frequency with which we will hold an advisory vote on the compensation of our named executive officers, in an advisory vote, and (v) transacting any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Q:	How can I attend the Annual Meeting and why is the Company holding the Annual Meeting in a virtual only format?

A.	We are holding the Annual Meeting in a virtual format, rather than a meeting at any physical location, in order to encourage attendance and participation by a broader group of stockholders, while also reducing the costs and environmental impact associated with an in-person meeting.

To attend and participate in the Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/ATXI2023 and use their 16-digit Control Number provided in the Internet Notice to log in to this website, and beneficial owners of shares held in street name will need to follow the instructions provided by the bank, brokerage firm or other nominee that holds their shares. We encourage stockholders to log in to this website and access the webcast before the Annual Meeting’s start time. Further instructions on how to attend, participate in and vote at the Annual Meeting, including how to demonstrate your ownership of our stock as of the record date, are available at www.virtualshareholdermeeting.com/ATXI2023. Please note you will only be able to attend and vote in the meeting using this website. All references to attending the Annual Meeting “in person” in this proxy statement mean attending the live webcast at the Annual Meeting.

Q:	How do I submit questions at the Annual Meeting?

A:	We are committed to engagement with our stockholders. You will be able to submit questions during our Annual Meeting by visiting www.virtualshareholdermeeting.com/ATXI2023. While we will try to answer stockholder-submitted questions that comply with the meeting rules of conduct as determined by the chair of the meeting, we may not be able to answer any or all questions due to time constraints. However, we reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we are unable to answer the questions at the Annual Meeting, subject to Delaware law, we will reserve our answers for individual outreach following the Annual Meeting.

Q:	Who is entitled to vote at our Annual Meeting?

A:	The record holders of each of our common stock and our Class A Preferred Stock at the close of business on the record date, April 25, 2023, may vote at the Annual Meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders and each share of Class A Preferred Stock has the voting power of 1.1 times (A) the shares of outstanding common stock plus (B) the whole shares of common stock into which the shares of outstanding Class A Preferred Stock are convertible, divided by the number of shares of outstanding Class A Preferred Stock, or 34.9 votes per share on the record date. There were 7,920,485 shares of common stock and 250,000 shares of Class A Preferred Stock outstanding on the record date and entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting, including the address of and number of shares held by each stockholder of record, will be available for your inspection beginning June 12, 2023, at our offices located at 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154, between the hours of 10:00 a.m. and 5:00 p.m., local time, each business day during the 10 days preceding the Annual Meeting; however, if we determine that a physical in-person inspection is not practicable, such list of stockholders may be made available electronically, upon request.

Stockholders of Record: Shares Registered in Your Name. If on the record date your shares were registered directly in your name with our transfer agent, VStock Transfer, LLC, then you are a stockholder of record. As a stockholder of record, you may vote virtually at the Annual Meeting or vote by proxy. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote over the Internet or by mobile device, or if you requested a printed copy of the proxy materials be mailed to you, fill out and return the proxy card enclosed therewith, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Bank, Brokerage Firm, Custodian or Other Nominee. If on the record date your shares were held in an account at a brokerage firm, bank, custodian or other nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank, brokerage firm or other nominee on how to vote the shares in your account. You are also invited to virtually attend the Annual Meeting.

Q:	How do I vote?

A:	You may vote during the Annual Meeting by following the instructions posted at www.proxyvote.com and entering your 16-digit control number included with the Internet Notice or proxy card, by use of a proxy card if you receive a printed copy of our proxy materials, or via Internet or by mobile device as indicated in the proxy card or Internet Notice.

Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a bank, brokerage firm or other nominee (i.e., in “street name”), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your bank, brokerage firm or other nominee. In most instances, you will be able to do this by internet, mobile device or by mail. Please refer to the summary instructions below and those included on your Internet Notice, proxy card or, for shares you hold in street name, the voting instruction card provided by your bank, brokerage firm or other nominee.

•	By Internet – If you have Internet access, you may authorize your proxy from any location in the world as directed in the Internet Notice.

•	By Mobile Device – If you choose to vote by mobile device, scan the QR code imprinted on the proxy card or Internet Notice using either a smartphone or tablet and you will be taken directly to the Internet Voting site.

•	By Mail (if you received a paper copy of the proxy materials by mail) – You may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your bank, brokerage firm or other nominee and mail it in the envelope provided.

Q:	What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

A:	We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number located on the meeting page. Technical support will be available starting at approximately 9:15 a.m., Eastern Time, on June 22, 2023.

Q:	What is a proxy?

A:	A proxy is a person you appoint to vote your shares on your behalf. If you are unable to virtually attend the Annual Meeting, our Board of Directors is seeking your appointment of a proxy so that your shares may be voted. If you vote by proxy, you will be designating Alexandra MacLean, M.D., our Chief Executive Officer, and David Jin, our Interim Chief Financial Officer and Chief Operating Officer, as your proxies. Dr. MacLean and/or Mr. Jin may act on your behalf and have the authority to appoint a substitute to act as your proxy.

Q:	How will my shares be voted if I vote by proxy?

A:	Your proxy will be voted according to the instructions you provide. If you complete, sign and submit your proxy but do not otherwise provide instructions on how to vote your shares, your shares will be voted (i) “FOR” the six individuals nominated to serve as members of our Board of Directors, (ii) “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023, (iii) “FOR” the approval of the compensation of our named executive officers, in an advisory vote, and (iv) “three years” as the frequency with which we will hold an advisory vote on the compensation of our named executive officers, in an advisory vote. Presently, our Board does not know of any other matter that may come before the Annual Meeting. However, your proxies are authorized to vote on your behalf, using their discretion, on any other business that properly comes before the Annual Meeting.

Q:	How do I revoke my proxy?

A:	You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	Sending a written notice that you are revoking your proxy to our Corporate Secretary, David Jin, at our address above (so long as we receive such notice no later than the close of business on the day before the Annual Meeting);

•	Submitting a later-dated proxy card or voting again via the Internet or mobile device; or

•	Virtually attending the Annual Meeting and notifying the election officials at the Annual Meeting that you wish to revoke your proxy and vote virtually. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your bank, brokerage firm or other nominee, you should follow the instructions provided by such bank, brokerage firm or other nominee.

Q:	Is my vote confidential?

A:	Yes. All votes remain confidential.

Q:	What constitutes a quorum at the Annual Meeting?

A:	In accordance with Delaware law (the law under which we are incorporated) and our Bylaws, holders of a majority of the outstanding voting power of the Company, calculated in accordance with our Third Amended and Restated Certificate of Incorporation, as amended, present in person or represented by proxy, constitutes a quorum, thereby permitting the stockholders to conduct business at the Annual Meeting. Abstentions, votes withheld, and broker non-votes will be included in the calculation of the number of shares considered present at the Annual Meeting for purposes of determining the existence of a quorum.

If a quorum is not present at the Annual Meeting, a majority of the stockholders present and by proxy may adjourn the meeting to another date. If a postponement or adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting by our Board, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the originally called meeting.

Q:	What vote is required to elect our directors for a one-year term?

A:	The affirmative vote of a plurality of the votes of the shares present, virtually at the Annual Meeting or by proxy, and entitled to vote at the Annual Meeting is required for the election of each of the nominees for director. This means that the six director nominees receiving the most “FOR” votes will be elected. You are not permitted to cumulate your votes for purposes of electing directors. Because this is an uncontested election, so long as each candidate receives at least one “FOR” vote, all director nominees will be elected and votes that are withheld will have no effect on the election of the directors. Broker non-votes occur when shares are held indirectly through a bank, brokerage firm or other nominee or intermediary on behalf of a beneficial owner (referred to as held in “street name”) and the broker submits a proxy, but does not cast a vote on a matter because the broker has not received voting instructions from the beneficial owner, and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. Pursuant to the New York Stock Exchange (“NYSE”), which governs brokers’ use of discretionary authority, brokers are permitted to exercise discretionary voting authority only on “routine” matters when voting instructions have not been timely received from a beneficial owner. Brokerage firms do not have authority to vote customers’ non-voted shares held by the firms in street name for the election of the directors because this proposal is not considered a “routine” matter under NYSE rules. As a result, any shares not voted by a customer will be treated as a broker non-vote and have no effect on the results of this vote. Abstentions will also have no effect on the results of this vote. Virtual attendance at our Annual Meeting will constitute presence in person for purposes of voting at the Annual Meeting.

Q:	What vote is required to ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023?

A:	The affirmative vote of a majority of the shares present, virtually at the Annual Meeting or by proxy, and entitled to vote at the Annual Meeting is required to approve the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023. Abstentions will have the same effect as a vote “AGAINST” this proposal. Because this proposal is considered a routine matter under NYSE rules, discretionary votes by brokers will be counted, and there will be no broker non-votes on this proposal.

Q:	What vote is required to approve the approval of the compensation of our named executive officers?

A:	The affirmative vote of a majority of the shares present, virtually at the Annual Meeting or by proxy, and entitled to vote at the Annual Meeting is required to approve the compensation of our named executive officers. Abstentions will have the same effect as a vote “AGAINST” this proposal. Brokerage firms do not have authority to vote customers’ non-voted shares held by the firms in street name for the proposal to approve the compensation of our named executive officers because this proposal is not considered a “routine” matter under NYSE rules. As a result, any shares not voted by a customer will be treated as a broker non-vote and have no effect on the results of this vote, as they are not considered to be present and entitled to vote on this matter.

Q:	What vote is required to approve the frequency with which we will hold an advisory vote on the compensation of our named executive officers?

A:	Approval of the frequency of an advisory vote on the compensation of our named executive officers will require the affirmative vote of a majority of the votes cast at the Annual Meeting, either virtually or by proxy, assuming a quorum is present. In the event that none of the options of every one year, every two years or every three years for the frequency of the vote on the compensation of our named executive officers receives the required vote for approval, the frequency that receives the highest number of votes will be considered by our Board of Directors to be the stockholders’ preference, as expressed on an advisory basis. Abstentions will not be counted as votes for or against any particular frequency in this proposal and will have no effect on the outcome of the vote. Brokerage firms do not have authority to vote customers’ non-voted shares held by the firms in street name for the proposal to approve the frequency with which we will hold an advisory vote on the compensation of our named executive officers because this proposal is not considered a “routine” matter under NYSE rules. As a result, any shares not voted by a customer will be treated as a broker non-vote and have no effect on the results of this vote, as they are not considered to be present and entitled to vote on this matter.

Q:	What percentage of our outstanding common stock do our directors, executive officers, and 5% beneficial owners own?

A:	As of April 25, 2023, our directors, executive officers, and 5% beneficial owners collectively owned, or had the right to acquire, approximately 18.5% of our outstanding common stock and 100% of our Class A Preferred Stock. See the discussion under the heading “Stock Ownership of Our Directors, Executive Officers, and 5% Beneficial Owners” on page 24 for more details.

Q:	Who was our independent public accountant for the year ended December 31, 2022? Will this firm be represented at the Annual Meeting?

A:	KPMG LLP is the independent registered public accounting firm that audited our financial statements for the year ended December 31, 2022. We expect a representative of KPMG LLP to be present virtually at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to answer your questions.

Q:	How can I obtain a copy of our Annual Report on Form 10-K?

A:	We have filed our Annual Report on Form 10-K for the year ended December 31, 2022 with the SEC. The Annual Report on Form 10-K is also available on the website referred to in the Internet Notice, in the “Investors” section our website at avenuetx.com and on the website of the SEC at sec.gov. You may obtain, free of charge, a copy of our Annual Report on Form 10-K, including financial statements, by writing to our Corporate Secretary, David Jin, or by email at info@avenuetx.com. Upon request, we will also furnish any exhibits to the Annual Report on Form 10-K as filed with the SEC.

Q:	How does the board of directors recommend that I vote my shares?

A:	As to the proposals to be voted on at the Annual Meeting, our board of directors unanimously recommends that you vote:

•	“FOR” the election to the board of directors of each of the six nominees named in Proposal No. 1;

•	“FOR” Proposal No. 2, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	“FOR” Proposal No. 3, the advisory approval of the compensation of our named executive officers; and

•	with respect to Proposal No. 4, for “THREE YEARS” as the frequency with which we will hold stockholder advisory votes on the compensation of our named executive officers.

CORPORATE GOVERNANCE

Our Board of Directors

Our Bylaws provide that our Board of Directors (our “Board”) shall consist of between one to nine directors, and such number of directors within this range may be determined from time to time by resolution of our Board or our stockholders. The Board most recently set the number of directors at six members. The following individuals are being nominated to serve on our Board (See “Proposal No. 1 — Election of Directors; Nominees”):

Name	Age	Position	Director Since
Jay Kranzler, M.D., PhD	65	Chairman of the Board	2017
Faith Charles	61	Director	2022
Neil Herskowitz	66	Director	2015
Alexandra MacLean, M.D.	56	Director	2023
Curtis Oltmans	59	Director	2021
Lindsay A. Rosenwald, M.D.	68	Director	2015

The Board does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman, as the Board believes that it is in the best interests of the Company to make that determination based on the direction of the Company and the current membership of the Board. The Board has determined that at present having Dr. Kranzler serve as Chairman and Dr. MacLean serve as our Chief Executive Officer is in the best interest of the Company’s stockholders.

Avenue has a risk management program overseen by our Chief Executive Officer and the Board. Dr. MacLean and management identify material risks and prioritize them for our Board. Our Board regularly reviews information regarding our credit, liquidity, operations, and compliance as well as the risks associated with each.

The following biographies set forth the names of our directors and director nominees, their ages, the year in which they first became directors, their positions with us, their principal occupations and employers for at least the past five years, any other directorships held by them during the past five years in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information, all of which we believe sets forth each director nominee’s qualifications to serve on the Board. There is no family relationship between or among any of our executive officers or directors. There are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them are elected as an officer or director.

Director Independence and Controlled Company Exemption

Avenue adheres to the corporate governance standards adopted by The Nasdaq Stock Market (“Nasdaq”). Nasdaq rules require our Board to make an affirmative determination as to the independence of each director. Consistent with these rules, our Board undertook its annual review of director independence on March 7, 2023. During the review, our Board considered relationships and transactions during 2022, 2021 and since inception between each director or any member of his or her immediate family, on the one hand, and the Company and our subsidiaries and affiliates, on the other hand. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Based on this review, our Board determined that Neil Herskowitz, Faith Charles, and Curtis Oltmans are independent under the criteria established by Nasdaq and our Board.

Fortress Biotech, Inc. (“Fortress”) beneficially owns capital stock representing more than 50% of the voting power of our outstanding voting stock eligible to vote in the election of directors. As a result, we qualify as a “controlled company” and avail ourselves of certain “controlled company” exemptions under the Nasdaq corporate governance rules. As a controlled company, we are not required to have a majority of “independent directors” on our Board as defined under the Nasdaq rules, or have a compensation, nominating or governance committee composed entirely of independent directors. Despite qualifying as a controlled company, our Board nevertheless is comprised of a majority of independent directors, and we have a separately constituted Compensation Committee.

Jay Kranzler, M.D., PhD - Chairman

Dr. Kranzler, 65, joined our Board in February 2017 and was appointed Chairman in March 2023. Dr. Kranzler has been a Founder, Chief Executive Officer, Board Member, and Advisor to leading life science companies for over 30 years. He is currently Chairman and Chief Executive Officer of Urica Therapeutics, Inc., a clinical-stage biopharmaceutical company and subsidiary of Fortress, where he has served since October 2022. He is also currently a board member of multiple private companies, including Pastorus Inc., Navitas Pharma, ImmunoBrain Checkpoint, Kore Therapeutics Ltd., and OnTrack Therapeutics Ltd., each focused on the research and experimental development of therapeutics. Dr. Kranzler started his career at McKinsey & Company where he was instrumental in establishing that firm’s pharmaceutical practice. He was a founder of Perception Neuroscience (acquired by ATAI Life Sciences) and also served as CEO of Cytel Corporation, a company focused on the development of immunomodulatory drugs. Following Cytel, Dr. Kranzler became the CEO of Cypress Bioscience, where he was credited for the development of Savella™ (milnacipran) for the treatment of fibromyalgia. Dr. Kranzler was also Vice President, Head of Worldwide External R&D Innovation and Strategic Investments at Pfizer. During his career, Dr. Kranzler has developed drugs, medical devices, as well as diagnostics, and is the inventor on multiple patents. Dr. Kranzler graduated from Yale University School of Medicine with MD and PhD degrees with a focus in psychopharmacology. We believe that Dr. Kranzler is qualified to serve on our Board due to his management experience, his service as an executive of biopharmaceutical companies and his knowledge of our business and industry.

Faith Charles

Faith L. Charles, 61, has been a corporate transactions and securities partner at the law firm of Thompson Hine, LLP since 2010. She leads Thompson Hine’s Life Sciences practice and co-heads the securities practice, advising public and emerging biotech and pharmaceutical companies in the U.S. and internationally. Ms. Charles negotiates complex private and public financing transactions, mergers and acquisitions, licensing transactions and strategic collaborations. She serves as outside counsel to a myriad of life sciences companies and is known in the industry as an astute business advisor, providing valuable insights into capital markets, corporate governance and strategic development. Since March 2021, Ms. Charles has served on the Board of Directors, Audit Committee and Nominating and Corporate Governance Committee of Abeona Therapeutics Inc. (Nasdaq: ABEO), a clinical-stage biopharmaceutical company developing cell and gene therapies for life-threatening rare genetic diseases whose common stock is listed on the Nasdaq. She has served on the Board of Directors of Amydis, Inc., a private pharmaceutical company developing compounds and tests for the early detection of Alzheimer’s and other amyloid-associated diseases, since March 2019. From 2018 until October 2021, Ms. Charles served on the Board of Directors and as a member of the Audit Committee and Chair of the Compensation Committee of Entera Bio Ltd. (Nasdaq: ENTX), a publicly-traded biotechnology company. Ms. Charles founded the Women in Bio Metro New York chapter and chaired the chapter for five years. She currently serves on the national board of Women in Bio. Ms. Charles is also a member of the board of Red Door Community (formerly Gilda’s Club New York City). She has been recognized as a Life Sciences Star by Euromoney’s LMG Life Sciences, has been named a BTI Client Service All-Star, and was named by Crain’s New York Business to the list of 2020 Notable Women in the Law. Ms. Charles holds a J.D. degree from The George Washington University Law School and a B.A. in Psychology from Barnard College, Columbia University. Ms. Charles is a graduate of Women in Bio’s Boardroom Ready Program, an Executive Education Program taught by The George Washington University School of Business. We believe that Ms. Charles is qualified to serve on our Board due to her expertise in legal matters relevant to our business, including in the life sciences industries.

Neil Herskowitz

Mr. Herskowitz, 66, joined our Board in August 2015 and has served as the Chairman of our Audit Committee since September 2016. Mr. Herskowitz has served as the managing member of the ReGen Group of companies, located in New York, since 1998, which include ReGen Capital Investments LLC and Riverside Claims Investments LLC. He has also served as the President of its affiliate, Riverside Claims LLC, since June 2004. Additionally, Mr. Herskowitz served as a Board member of National Holdings, Inc. from 2016 to 2019, and has served as a Board member of Mustang Bio, Inc. (Nasdaq: MBIO), Journey Medical Corporation (Nasdaq: DERM) and Checkpoint Therapeutics, Inc. (Nasdaq: CKPT), each of which are subsidiaries of Fortress, since 2015. Mr. Herskowitz received a B.B.A. in Finance from Bernard M. Baruch College in 1978. The Board believes, based on Mr. Herskowitz’s over 15 years of Audit Committee and Board experience in the biotech industry, that Mr. Herskowitz is qualified to serve as a member of our Board and as the Chairman of our Audit Committee.

Alexandra MacLean, M.D.

Dr. MacLean, 56, joined our Board in March 2023 and has served as Chief Executive Officer of the Company since August 2022. She previously served as Entrepreneur in Residence at Fortress, a biopharmaceutical company and a partner company of the Company, from November 2021 through July 2022. She previously served as General Partner and Principal at TVM Capital GmbH, an international life sciences venture capital firm, from January 2020 through October 2021; as Head of Licensing and Business Development at Imbrium Therapeutics L.P., a clinical-stage biopharmaceutical company and a subsidiary of Purdue Pharma, L.P. (“Purdue”), from January 2019 through January 2020; and in various roles at Purdue, a privately held pharmaceutical company, from 2015 to January 2019. Prior to joining Purdue, she served at Plasma Surgical, a medical device company, from 2014 to 2015, and Covidien, a medical devices and supplies manufacturer later acquired by Medtronic plc (NYSE: MDT), from 2010 to 2013. She began her career in the pharmaceutical industry at Merck & Co. (NYSE: MRK), a pharmaceutical company, where she worked from 2008 to 2010. Dr. MacLean holds an M.D. degree from Columbia University, Vagelos College of Physicians and Surgeons, an MBA from the University of Colorado – Boulder, and an M.Phil. from the University of Cambridge in History of Science. She obtained a B.Sc. in Physiology from McGill University. The Board believes, based on Dr. MacLean’s pharmaceutical industry experience and medical training, that Dr. MacLean has the appropriate set of skills to serve as a member of the Board.

Curtis Oltmans

Mr. Oltmans, 59, joined our Board in April 2021 and is currently Chief Legal Officer of Fulcrum Therapeutics, Inc. (Nasdaq: FULC), where he has served since November 2020, and has over 25 years of experience in corporate law including senior management positions in legal departments at several leading pharmaceutical and biotechnology companies. Prior to Fulcrum Therapeutics, Inc, he served as Vice President, Head of Litigation at DaVita Kidney Care, Inc. where he was responsible for all litigation, workers’ compensation and employee safety matters. Prior to DaVita Kidney Care, Mr. Oltmans was Executive Vice President, General Counsel and Corporate Secretary at Array BioPharma, Inc. (Nasdaq: ARRY), where he oversaw all legal, corporate governance, patent and compliance matters. He previously served as Corporate Vice President and General Counsel for Novo Nordisk, Inc. (NYSE: NVO), North America. He was responsible for strategic support in areas including market access, government affairs, communications and product marketing. He has also served as Assistant General Counsel for Eli Lilly and Company after beginning his legal career supporting clients in pharmaceutical and medical device litigation matters. He served on the Board of Trustees for the Mercer County Boy’s and Girl’s Club. Mr. Oltmans received a B.A. in political science from the University of Nebraska and his J.D. from the University of Nebraska College of Law. Based on Mr. Oltmans’ pharmaceutical industry experience, the Board believes that Mr. Oltmans has the appropriate set of skills to serve as a member of the Board.

Lindsay A. Rosenwald, M.D.

Dr. Rosenwald, 68, has served on our Board since inception and served as our Executive Chairman of the Board until March 2023. Dr. Rosenwald has also served as Chairman, President and Chief Executive Officer of Fortress Biotech, Inc. (Nasdaq: FBIO), the Company’s parent company, since December 2013, and as a member of Fortress’ board since October 2009. He has served as the Chairman of Journey Medical Corporation (Nasdaq: DERM), a subsidiary of Fortress, since October 2014, a director of Mustang Bio, Inc. (Nasdaq: MBIO), a subsidiary of Fortress, since March 2015, and a director of Checkpoint Therapeutics, Inc. (Nasdaq: CKPT), a subsidiary of Fortress, since March 2015. From 1991 to 2008, Dr. Rosenwald served as the Chairman of Paramount BioCapital, Inc. The Board believes that Dr. Rosenwald’s extensive experience over the last 35 years in founding, capitalizing and managing numerous public and private biopharmaceutical companies qualifies him uniquely to serve on the Company’s Board. Dr. Rosenwald received his B.S. in finance from Pennsylvania State University and his M.D. from Temple University School of Medicine.

Meetings

During 2022, our Board held twelve meetings and took action by unanimous written consent one time. Each regularly scheduled meeting of the Board includes an executive session of only independent directors. Each incumbent director attended at least 75% of the total number of meetings of the board of directors and the committees on which he or she served during the fiscal year ended December 31, 2022. The permanent committees established by our Board are the Audit Committee and the Compensation Committee, descriptions of which are set forth in more detail below. Our directors are expected to attend each Annual Meeting of Stockholders, and it is our expectation that all of the directors standing for election will attend this year’s Annual Meeting. Each of our directors attended the 2022 annual meeting of stockholders by teleconference. This will be our fifth Annual Meeting of Stockholders since we became a public reporting company in June 2017.

Communicating with the Board of Directors

Our Board has established a process by which stockholders can send communications to the Board. You may communicate with the Board as a group, or to specific directors, by writing to David Jin, our Corporate Secretary, at our offices located 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154. The Corporate Secretary will review all such correspondence and regularly forward to our Board a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of our Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters may be communicated in this manner, or may be submitted on an anonymous basis via e-mail at BOD@avenuetx.com. These concerns will be immediately brought to the attention of our Board and handled in accordance with procedures established by our Board.

Audit Committee

The Audit Committee currently consists of Neil Herskowitz, Curtis Oltmans, and Faith Charles. Mr. Herskowitz serves as the Chairperson of the Audit Committee.

The Audit Committee was formed on May 15, 2017 and held four meetings during the fiscal year ended December 31, 2022. The duties and responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee which was recently reviewed by our Audit Committee and which is reviewed annually by our Audit Committee. A copy of the Charter of the Audit Committee is available on our website, located at www.avenuetx.com. Among other matters, the duties and responsibilities of the Audit Committee include reviewing and monitoring our financial statements and internal accounting procedures, the selection of our independent registered public accounting firm and consulting with and reviewing the services provided by our independent registered public accounting firm. Our Audit Committee has sole discretion over the retention, compensation, evaluation, and oversight of our independent registered public accounting firm.

The SEC and Nasdaq have established rules and regulations regarding the composition of audit committees and the qualifications of audit committee members. Our Board has examined the composition of our Audit Committee and the qualifications of our Audit Committee members in light of the current rules and regulations governing audit committees. Based upon this examination, our Board has determined that each member of our Audit Committee is independent and is otherwise qualified to be a member of our Audit Committee in accordance with the rules of the SEC and Nasdaq.

Additionally, the SEC requires that at least one member of the Audit Committee have a “heightened” level of financial and accounting sophistication. Such a person is known as the “audit committee financial expert” under the SEC’s rules. Our Board has determined that Neil Herskowitz is an “audit committee financial expert,” as the SEC defines that term, and is an independent member of our Board and our Audit Committee. Please see Neil Herskowitz’s biography on page 7 for a description of his relevant experience.

The report of the Audit Committee can be found on page 15 of this proxy statement.

Compensation Committee

The Compensation Committee was formed on May 15, 2017. The Compensation Committee held no meetings during the fiscal year ended December 31, 2022 and took action by unanimous written consent one time. The Compensation Committee currently consists of Neil Herskowitz and Curtis Oltmans, with Mr. Herskowitz serving as Chairperson. The duties and responsibilities of the Compensation Committee are set forth in the Charter of the Compensation Committee. A copy of the Charter of the Compensation Committee is available on our website, located at www.avenuetx.com, and is reviewed annually by the Compensation Committee. As discussed in its charter, among other things, the duties and responsibilities of the Compensation Committee include annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers, overseeing an the evaluation of our senior executives, and overseeing and administering our cash and equity incentive plans. The Compensation Committee applies discretion in the determination of individual executive compensation packages to ensure compliance with the Company’s compensation philosophy. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation packages for officers other than herself. The Compensation Committee may delegate its authority to grant awards to certain employees, and within specified parameters under the Avenue Therapeutics, Inc. 2015 Incentive Plan (the “2015 Plan”), to a special committee consisting of one or more directors who may but need not be officers of the Company. As of the date of this proxy statement, however, the Compensation Committee had not delegated any such authority. The Board may engage a compensation consultant to conduct a review of its executive compensation programs in 2023. The Committee did not engage a compensation consultant in 2022.

Nasdaq has established rules and regulations regarding the composition of compensation committees and the qualifications of compensation committee members. As a controlled company, we are not required to have a compensation committee composed entirely of independent directors. However, our Board has examined the composition of our Compensation Committee and the qualifications of our Compensation Committee members in light of the current rules and regulations governing compensation committees. Based upon this examination, our Board has determined that each member of our Compensation Committee is independent and is otherwise qualified to be a member of our Compensation Committee in accordance with such rules.

Nominating Process

We do not currently have a nominating committee or any other committee serving a similar function. Director nominations are approved by a vote of a majority of our independent directors as required under the Nasdaq rules and regulations. Although we do not have a written charter in place to select director nominees, our Board has adopted resolutions regarding the director nomination process. We believe that the current process in place functions effectively to select director nominees who will be valuable members of our Board.

We identify potential nominees to serve as directors through a variety of business contacts, including current executive officers, directors, community leaders and stockholders. We may, to the extent the Board deems appropriate, retain a professional search firm and other advisors to identify potential nominees.

We will also consider candidates recommended by stockholders for nomination to our Board. A stockholder who wishes to recommend a candidate for nomination to our Board must submit such recommendation to our Corporate Secretary, David Jin, at our offices located at 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154. Any recommendation must be received not less than 50 calendar days nor more than 90 calendar days before the anniversary date of the previous year’s annual meeting. All stockholder recommendations of candidates for nomination for election to our Board must be in writing and must set forth the following: (i) the candidate’s name, age, business address, and other contact information, (ii) the number of shares of common stock, par value $0.0001 per share (“Common Stock”), beneficially owned by the candidate, (iii) a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Schedule 14A under the Exchange Act, (iv) a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as director if elected, and (v) the name and address of the stockholder(s) of record making such a recommendation.

We believe that our Board as a whole should encompass a range of talent, skill, and expertise enabling it to provide sound guidance with respect to our operations and interests. Our independent directors evaluate all candidates to our Board by reviewing their biographical information and qualifications. If the independent directors determine that a candidate is qualified to serve on our Board, such candidate is interviewed by at least one of the independent directors and our Chief Executive Officer. Other members of the Board also have an opportunity to interview qualified candidates. The independent directors then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the candidate be nominated for approval by the stockholders to fill a directorship. With respect to an incumbent director whom the independent directors are considering as a potential nominee for re-election, the independent directors review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. The manner in which the independent directors evaluate a potential nominee will not differ based on whether the candidate is recommended by our directors or stockholders.

We consider the following qualifications, among others, when making a determination as to whether a person should be nominated to our Board: the independence of the director nominee; the nominee’s character and integrity; financial literacy; level of education and business experience, including experience relating to biopharmaceutical companies; whether the nominee has sufficient time to devote to our Board; and the nominee’s commitment to represent the long-term interests of our stockholders. We review candidates in the context of the current composition of the Board and the evolving needs of our business. We believe that each of the current members of our Board (who are also our director nominees) has the requisite business, biopharmaceutical, financial or managerial experience to serve as a member of the Board, as described above in their biographies under the heading “—Our Board of Directors.” We also believe that each of the current members of our Board has other key attributes that are important to an effective board, including integrity, high ethical standards, sound judgment, analytical skills, and the commitment to devote significant time and energy to service on the Board and its committees.

We do not have a formal policy in place with regard to diversity in considering candidates for our Board, but the Board strives to nominate candidates with a variety of backgrounds and complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. This includes diversity of experience, perspective and education, as well as individuals from other designated groups such as women, Aboriginal people, persons with disabilities and members of visible minorities (collectively, the “Designated Groups”). The Board considers the level of representation of women and other members of the Designated Groups as one of several factors in its search process.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics (the “Code”), which applies to all of our directors, officers and employees. The Code includes guidelines dealing with the ethical handling of conflicts of interest, compliance with federal and state laws, financial reporting, and our proprietary information. The Code also contains procedures for dealing with and reporting violations of the Code. We have posted our Code on our website, located at www.avenuetx.com.

Policy Prohibiting Hedging and Speculative Trading

Pursuant to our Insider Trading Policy, our officers, directors, and employees are prohibited from engaging in speculative trading, including hedging transactions or short sale transactions with respect to Company securities.

Board Diversity

The matrix below as required by Nasdaq rules sets forth the self-identified gender identity and demographic diversity attributes of each of our directors, and the brief biographical description of the directors set forth above under the heading “—Our Board of Directors” includes the primary individual experience, qualifications, attributes, and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board at this time.

Board Diversity Matrix (as of November 1, 2022)

Total Number of Directors	5

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	—	—
Part II: Demographic Background
White	1	4	—	—

Board Diversity Matrix (as of April 25, 2023)

Total Number of Directors	6

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4	—	—
Part II: Demographic Background
White	2	4	—	—

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

KPMG LLP, the independent registered public accounting firm that audited our financial statements for the year ended December 31, 2022, has served as our independent registered public accounting firm since 2023. BDO USA, LLP (“BDO”) was the independent registered accounting firm that audited our financial statements for the year ended December 31, 2021. We expect a representative of KPMG LLP to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to answer your questions (see “Questions and Answers” for more information regarding submitting questions).

Our Board has asked the stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023. See “Proposal No. 2: Ratification of Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm” on page 28 of this proxy statement. The Board has reviewed the fees described below and concluded that the payment of such fees is compatible with maintaining KPMG LLP’s independence. All proposed engagements of KPMG LLP and BDO, in 2022 and 2021, whether for audit services, audit-related services, tax services, or permissible non-audit services, were pre-approved by our Audit Committee.

Change in Accountant

On January 21, 2023, the Audit Committee dismissed BDO as the Company’s independent registered public accounting firm, effective immediately.

BDO’s report on the Company’s financial statements as of and for the fiscal years ended December 31, 2021 and 2020 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern. During the fiscal years ended December 31, 2021 and 2020, and the subsequent interim periods through January 21, 2023, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and BDO on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Effective as of January 23, 2023, the Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2022. During the fiscal years ended December 31, 2021 and 2020 and the subsequent interim periods through January 23, 2023, neither the Company nor anyone on its behalf has consulted with KPMG LLP regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that KPMG LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Audit Fees

For the fiscal year ended December 31, 2022, KPMG LLP billed us an aggregate of $347,000 in fees for the professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K for such fiscal year.

For the fiscal years ended December 31, 2022 and 2021, BDO billed us an aggregate of $230,805 and $302,550, respectively, in fees for the professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K for such fiscal years, the reviews of our financial statements included in our Quarterly Reports on Form 10-Q during the first three fiscal quarters of the fiscal year ended December 31, 2022 and for the four fiscal quarters of the fiscal year ended December 31, 2021, and other services provided in connection with registration statements.

Audit-Related Fees

During the fiscal years ended December 31, 2022 we incurred no costs from KPMG LLP or BDO for audit-related services reasonably related to the performance of the audits and reviews for that respective fiscal year.

During the fiscal year ended December 31, 2021 we incurred no costs from KPMG LLP or BDO for audit-related services reasonably related to the performance of the audits and reviews for the respective fiscal year.

Tax Fees

During the fiscal years ended December 31, 2022 and 2021, we were billed by KPMG LLP $21,250 and $19,580, respectively. We were not billed by BDO for those periods for any fees for professional services rendered for tax compliance, tax advice, and tax planning services.

All Other Fees

During the fiscal years ended December 31, 2022 and 2021, we were not billed by KPMG LLP or BDO for any fees for services, other than those described above, rendered to us for those two fiscal years.

Pre-Approval of Services

Our Audit Committee has established a policy setting forth the procedures under which services provided by our independent registered public accounting firm will be pre-approved by our Audit Committee. The potential services that might be provided by our independent registered public accounting firm fall into two categories:

●	Services that are permitted, including the audit of our annual financial statements, the review of our quarterly financial statements, related attestations, benefit plan audits and similar audit reports, financial and other due diligence on acquisitions, and federal, state, and non-US tax services; and

●	Services that may be permitted, subject to individual pre-approval, including compliance and internal-control reviews, indirect tax services such as transfer pricing and customs and duties, and forensic auditing.

Services that our independent registered public accounting firm are prohibited from providing include such services as bookkeeping, certain human resources services, internal audit outsourcing, and investment or investment banking advice.

All proposed engagements of our independent registered public accounting firm, whether for audit services or permissible non-audit services, are pre-approved by the Audit Committee. We jointly prepare a schedule with our independent registered public accounting firm that outlines services which we reasonably expect we will need from our independent registered public accounting firm and categorize them according to the classifications described above. Each service identified is reviewed and approved or rejected by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

In monitoring the preparation of our financial statements, the Audit Committee met with both management and KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2022, to review and discuss all audited financial statements prior to their issuance and to discuss any and all significant accounting issues. Management and our independent registered public accounting firm advised the Audit Committee that each of the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included a discussion of the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC including, among other things, the following:

●	Methods used to account for significant or unusual transactions;

●	The effect of any accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

●	The process used by management to formulate sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusion regarding the reasonableness of any such estimates; and

●	Any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures necessary in the financial statements.

The Audit Committee has received the written disclosures and the letter from KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2022, regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence, as required by the applicable requirements of the PCAOB.

Finally, the Audit Committee continues to monitor the scope and adequacy of our internal controls and other procedures, including any and all proposals for adequate staffing and for strengthening internal procedures and controls where appropriate and necessary.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

The Audit Committee reviewed its written charter previously adopted by our Board. Following this review, the Audit Committee determined that no changes needed to be made with respect to the Audit Committee charter at this time.

By the Audit Committee
Neil Herskowitz
Curtis Oltmans
Faith Charles
April 28, 2023

OUR EXECUTIVE OFFICERS

Executive Officers

Our current executive officers are as follows:

Name	Age	Position
Alexandra MacLean, M.D.	56	Chief Executive Officer
David Jin	33	Interim Chief Financial Officer and Chief Operating Officer

No executive officer is related by blood, marriage or adoption to any other director or executive officer.

Alexandra MacLean, M.D. — Chief Executive Officer

See the section titled “Corporate Governance – Our Board of Directors.”

David Jin — Interim Chief Financial Officer and Chief Operating Officer

Mr. Jin has served as Interim Chief Financial Officer of the Company since May 2022 and as the Company’s Chief Operating Officer since March 2022. He previously served as the Interim Chief Executive Officer of the Company from March 2022 until August 2022. He also serves as Chief Financial Officer and Head of Corporate Development at Fortress (Nasdaq: FBIO), the Company’s parent company. Prior to Fortress, he was a member of the Private Equity group at Barings focused on control equity and asset-based investments in pharma and biotech. Before that, he was Director of Corporate Development at Sorrento Therapeutics, Inc., Vice President of Healthcare Investment Banking at FBR & Co., and began his career in management consulting at IMS Health (now IQVIA). Mr. Jin has a Bachelor of Science degree in Industrial Engineering & Management Sciences with a double-major in Mathematical Methods in the Social Sciences from Northwestern University.

EXECUTIVE COMPENSATION

On September 22, 2022, the Company effected a 15-for-1 reverse stock split of its issued and outstanding shares of Common Stock. As a result of the reverse split, each 15 pre-split shares of Common Stock outstanding automatically combined into one new share of Common Stock. Share amounts and prices disclosed in this proxy statement have been restated, as required, to reflect the reverse stock split as if it had occurred on January 1, 2021.

Summary Compensation Table

As determined in accordance with SEC rules, our “named executive officers” for purposes of this proxy statement are the four individuals set forth below. The following table sets forth information concerning compensation paid by the Company to its named executive officers for services rendered to it in all capacities during the years ended December 31, 2022, and December 31, 2021.

Name and Principal				Stock Awards	Non-equity Incentive Plan Compensation	All Other Compensation
Position	Year	Salary ($)	Bonus ($)	($) (1)	($) (2)	($) (3)	Total ($)
Alexandra MacLean (4)	2022	153,585	120,000	—	20,000	6,958	280,542
Chief Executive Officer	2021	—	—	—	—	—	—
David Jin (5)	2022	—	—	—	—	—	—
Interim Chief Financial Officer	2021	—	—	—	—	—	—
Lucy Lu (6)	2022	158,659	—	—	400,000	12,200	570,859
Former Chief Executive Officer	2021	454,647	233,079	382,802	—	11,600	1,082,128
Joseph Vazzano (7)	2022	20,514	—	—	—	822	21,335
Former Chief Financial Officer	2021	255,747	80,513	93,465	—	11,600	441,325

(1)	Reflects the aggregate grant date fair value of restricted stock and restricted stock units (“RSUs”) granted during the fiscal year calculated in accordance with FASB ASC Topic 718. The valuation of restricted stock and RSUs is based on our closing stock price on the grant date.

(2)	Reflects retention and one time sign-on bonuses.

(3)	Reflects employer contributions to the 401(k) retirement plan.

(4)	Effective August 1, 2022, Dr. MacLean was appointed Chief Executive Officer of the Company.

(5)	Mr. Jin served as Interim Chief Executive Officer from March 31, 2022 until August 1, 2022 and has served as Chief Operating Officer since March 21, 2022, and Interim Chief Financial Officer since May 11, 2022.

(6)	Dr. Lu resigned from the Company to pursue other opportunities on March 31, 2022.

(7)	Mr. Vazzano resigned from the Company to pursue other opportunities on January 14, 2022.

Narrative to Summary Compensation Table

Employment Agreement with Dr. MacLean

As described in our letter agreement with Dr. MacLean, on August 1, 2022, the Board of Directors of the Company appointed Alexandra MacLean, M.D. to serve as the Company’s Chief Executive Officer with a salary of $332,200. The salary was increased to $400,000 in October 2022 and Dr. MacLean is eligible for an annual discretionary bonus of 30%.

Employment Agreement with Mr. Jin

Mr. Jin is employed by the Company on an at-will basis and has no written contract of employment. He currently receives no salary and would be eligible for bonus only on a discretionary basis based upon corporate factors and individual performance as determined by the Board.

Employment Agreement with Dr. Lu

On March 31, 2022, Dr. Lu resigned from the Company to pursue other opportunities. Prior to resigning, her employment agreement provided for a salary and annual discrectionary bonus and her employment with us was at will and could have been terminatated by us at anytime and for any reason. Effective March 31, 2022, we entered into a Consulting Agreement with Dr. Lu, pursuant to which she is entitled to continued vesting of any outstanding awards under the 2015 Incentive Plan while remaining a consultant to the Company.

Employment Agreement with Mr. Vazzano

On January 14, 2022, Mr. Vazzano resigned from the Company to pursue other opportunities. Prior to resigning, his employment agreement provided for a salary and annual discrectionary bonus and his employment with us was at will and could have been terminatated by us at anytime and for any reason. Effective January 15, 2022, we entered into a Consulting Agreement with Mr. Vazzano, pursuant to which he is entitled to continued vesting of any outstanding awards under the 2015 Incentive Plan while remaining a consultant to the Company.

Annual Incentive Bonus

In 2022, Dr. MacLean was eligible to earn an annual bonus of up to 30% of her base salary. Dr. MacLean’s bonus is based upon corporate factors and individual performance as determined by the Board.

In 2021, Dr. Lu was eligible to earn an annual bonus equal of up to 50% of her base salary. In 2021, Mr. Vazzano was eligible to earn an annual bonus equal of up to 25% of his base salary through June 30, 2021 and then 35% of his base salary from July 1, 2021 through December 31, 2021. Dr. Lu’s and Mr. Vazzano’s bonus opportunities for 2021 were based upon the Company’s performance against pre-established corporate goals and objectives, which included a combination of corporate, regulatory, and financial goals.

These goals and objectives were achieved at an aggregate level of 100% and accordingly Dr. Lu and Mr. Vazzano were paid 100% of their target bonus amount. The actual amounts paid to the executives pursuant to their annual cash incentive awards and bonuses are reported in the “Summary Compensation Table” as “Bonus”.

The actual amounts paid to the executives pursuant to their annual cash incentive awards and bonuses are reported in the “Summary Compensation Table” as “Bonus”.

Equity Awards

In 2022, no equity awards were issued.

Outstanding Equity Awards at 2022 Fiscal Year End

The following awards that were previously granted under our 2015 Plan were outstanding as of December 31, 2022:

Name	Grant Date	Number of Shares of Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards; Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Lucy Lu	06/10/2015	0	0	3,333	(2)	3,866

(1)	The market value of unvested restricted stock awards/units was calculated by multiplying the number of units by $1.16, the closing sales price of our Common Stock on December 31, 2022.

(2)	Represents 3,333 restricted stock awards vesting upon achievement of goals and objectives relating to the development of IV Tramadol and remained unvested as of December 31, 2022.

DIRECTOR COMPENSATION

Director Compensation Program

Our directors set compensation for non-employee directors on an annual basis in accordance with our 2015 Plan.  Our non-employee directors received the following compensation for service to the Board during 2022:

Cash Compensation:

●	$50,000 annual retainer;

●	$10,000 additional annual retainer for the Chairman of the Board; and

●	$10,000 additional annual retainer for the Audit Committee Chair.

Equity Compensation:

●	Initial Equity Grant: 50,000 shares of restricted stock, which shares shall vest and become non-forfeitable in equal annual installments over three years, beginning on the third (3rd) anniversary of the grant date, subject to the director’s continued service on the Board on such date. This grant was not issued to director Faith Charles, who was appointed in 2022.

●	Re-Election Equity Grant: The greater of (i) a number of shares of restricted stock having a fair market value on the grant date of $50,000, or (ii) 10,000 shares of restricted stock, which shares shall vest and become non-forfeitable on the third (3rd) anniversary of the grant date, subject to the director’s continued service on the Board on such date. This grant was waived for Dr. Rosenwald.

In addition, each non-employee director receives reimbursement for reasonable travel expenses incurred in attending meetings of our Board and meetings of committees of our Board.

Director Compensation Table

The following table sets forth the cash and other compensation we paid to the non-employee members of our Board for all services in all capacities during 2022.

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(2)	Total ($)(3)
Lindsay A. Rosenwald	—	—	—
Neil Herskowitz	60,000	—	60,000
Jay Kranzler	50,000	—	50,000
Curtis Oltmans	50,000	—	50,000
Faith Charles (4)	31,250	—	31,250
Jaideep Gogtay (5)	—	—	—
Elizabeth Garrett Ingram (5)	—	—	—

(1)	Represents cash retainer for serving on our Board and committees of the Board, as applicable.
(2)	Reflects the aggregate grant date fair value of restricted stock granted during the fiscal year calculated in accordance with FASB ASC Topic 718. The valuation of restricted stock awards is based on our closing stock price on the grant date.
(3)	As of December 31, 2022, the aggregate number of restricted stock and RSUs issued to each non-employee director that remains unvested was as follows: Mr. Herskowitz, 3,268 restricted stock awards; Dr. Kranzler, 3,268 restricted stock awards; and Mr. Oltmans, 3,268 restricted stock awards.
(4)	Ms. Charles was appointed to the Board and to the Audit Committee on May 16, 2022.
(5)	Dr. Gogtay and Ms. Ingram resigned as of October 31, 2022.

RELATED-PERSON TRANSACTIONS

Since January 1, 2022, except as described herein, the Company has not been a party to any transaction in which the amount involved exceeded or will exceed $120,000, and in which any of its directors, named executive officers or beneficial owners of more than 5% of the Company’s capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, and other than compensation, termination, and change-in-control arrangements.

The written charter of the Audit Committee authorizes, and the Nasdaq Stock Market listing rules require, the Audit Committee to review and approve related-party transactions. In reviewing related-party transactions, the Audit Committee applies the basic standard that transactions with affiliates should be made on terms no less favorable to the Company than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between the Company and its officers, directors, principal stockholders and their affiliates will be approved by the Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

The following is a summary of each transaction or series of similar transactions since January 1, 2022 to which Avenue was or is a party and that:

●	the amount involved exceeded or exceeds $120,000 or is greater than 1% of our total assets; and

●	any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Founders Agreement with Fortress

Fortress entered into a Founders Agreement with Avenue in February 2015, pursuant to which Fortress assigned to Avenue all of its rights and interest under Fortress’s license agreement with Revogenex Ireland Ltd. for IV Tramadol (the “License Agreement”). As consideration therefor, Avenue assumed $3.0 million in debt that Fortress had accumulated for expenses and costs of forming Avenue and obtaining the IV Tramadol license. This debt was repaid to Fortress in 2017. As additional consideration for the transfer of rights under the Founders Agreement, Avenue also agreed to: (i) issue annually to Fortress, on the anniversary date of the Founders Agreement, shares of Common Stock equal to two and one half percent (2.5%) of the fully-diluted outstanding equity of Avenue at the time of issuance (the “Annual Equity Fee”); (ii) pay an equity fee in shares of Avenue Common Stock, payable within five (5) business days of the closing of any equity or debt financing for Avenue or any of its respective subsidiaries that occurs after the effective date of the Founders Agreement and ending on the date when Fortress no longer has majority voting control in Avenue’s voting equity, equal to two and one half percent (2.5%) of the gross amount of any such equity or debt financing (the “Financing Equity Fee”); and (iii) pay a cash fee equal to four and one half percent (4.5%) of Avenue’s annual net sales, payable on an annual basis, within ninety (90) days of the end of each calendar year. In the event of a change in control (as it is defined in the Founders Agreement), Fortress was to be paid a one-time change in control fee equal to five (5x) times the product of (i) net sales for the twelve (12) months immediately preceding the change in control and (ii) four and one-half percent (4.5%).

On September 13, 2016, Avenue entered into an Amended and Restated the Founders Agreement, (“A&R Founders Agreement”) with Fortress. The A&R Founders Agreement removed the Annual Equity Fee (though that mechanism was concurrently added as a feature of the Class A Preferred Stock, per the below) and added a term of 15 years, which upon expiration automatically renews for successive one-year periods unless terminated by Fortress or a Change in Control (as defined therein) occurs. Concurrently with the A&R Founders Agreement, the Company entered into an Exchange Agreement whereby the Company exchanged Fortress’ 153,333 Class A common shares for approximately 166,666 shares of Common Stock and 250,000 shares of Class A Preferred Stock. Pursuant to the terms of the Class A Preferred Stock held exclusively by Fortress, Fortress is entitled to cast, for each share of Class A Preferred Stock held by Fortress, the number of votes that is equal to 1.1 times a fraction, the numerator of which is the sum of (A) the aggregate number of shares of outstanding Common Stock and (B) the whole shares of Common Stock into which the shares of outstanding the Class A Preferred Stock are convertible and the denominator of which is the aggregate number of shares of outstanding Class A Preferred Stock. Thus, Fortress will at all times have voting control of us. Further, for a period of ten years from the date of the first issuance of shares of Class A Preferred Stock, the holders of record of the shares of Class A Preferred Stock (or other capital stock or securities issued upon conversion of or in exchange for the Class A Preferred Stock), exclusively and as a separate class, is entitled to appoint or elect the majority of our directors; however, the Company and Fortress have elected to waive application of this provision of the certificate of incorporation, and the holders of the Common Stock will vote together with the holders of the Class A Preferred Stock for all directors at this Annual Meeting, with the holders of the Class A Preferred Stock utilizing the supervoting rights described above. In addition, the holders of the Class A Preferred Stock (currently, only Fortress) are entitled to receive the Annual Equity Fee.

Management Services Agreement with Fortress

Effective as of February 17, 2015, Fortress entered into a Management Services Agreement (the “MSA”) with Avenue to provide services to Avenue pursuant to the terms of the MSA. Pursuant to the terms of the MSA, for an initial term of five (5) years (which initial term is subject to automatic five-year extensions unless terminated in certain cases), Fortress will render advisory and consulting services to Avenue. Services provided under the MSA may include, without limitation, (i) advice and assistance concerning any and all aspects of Avenue’s operations, clinical trials, financial planning and strategic transactions and financings and (ii) conducting relations on behalf of Avenue with accountants, attorneys, financial advisors and other professionals (collectively, the “Services”). Avenue is obligated to utilize clinical research services, medical education, communication and marketing services and investor relations/public relation services of companies or individuals designated by Fortress, provided those services are offered at market prices. However, Avenue is not obligated to take or act upon any advice rendered from Fortress, and Fortress shall not be liable for any of Avenue’s actions or inactions based upon Fortress’ guidance. Fortress and its affiliates have been contractually exempt from fiduciary duties to Avenue relating to corporate opportunities. In consideration for the Services, Avenue will pay Fortress an annual consulting fee of $0.5 million (the “Annual Consulting Fee”), payable in advance in equal quarterly installments on the first business day of each calendar quarter in each year, provided, however, that such Annual Consulting Fee shall be increased to $1.0 million for each calendar year in which Avenue has net assets in excess of $100.0 million at the beginning of the calendar year.

In connection with Avenue’s execution of that certain Stock Purchase and Merger Agreement, dated as of November 12, 2018, by and among, inter alia, Avenue, Fortress and InvaGen Pharmaceuticals Inc. (“InvaGen”) (such Stock Purchase and Merger Agreement, the “SPMA”), Fortress agreed, under a separate Waiver and Termination Agreement (the “Waiver Agreement”) to contractually suspend: (i) all of its entitlements under the A&R Founders Agreement and the MSA and (ii) certain of its rights as a shareholder of the Class A Preferred Stock (including receipt of the Annual Equity Fee). The Waiver Agreement (together with all other extant SPMA-related agreements between Avenue and InvaGen) was terminated in October 2022, meaning that all features of the A&R Founders Agreement, MSA and Class A Preferred Stock have been restored to full effect.

For the years ended December 31, 2022 and 2021, we had expenses related to the MSA of $83,333 and $0, respectively. From November 12, 2018 until October 2022, the MSA fee was waived under the terms of the Waiver Agreement between Avenue, Fortress and InvaGen, which agreement has now terminated. Accordingly, payments under the MSA have resumed.

Secondment Agreement between Fortress, InvaGen and Journey Medical Corporation

Effective June 1, 2021, Avenue, InvaGen, Fortress and Journey Medical Corporation (“Journey”), a consolidated entity under Fortress, entered into a secondment agreement for a certain Avenue employee to be seconded to Journey. During the secondment, Journey will have the authority to supervise the Avenue employee and will reimburse the Company for the employee’s salary and salary-related costs. The term of this agreement lasts until the approval of IV Tramadol by the U.S. Food and Drug Administration or until the employee’s services are needed again by Avenue. The amounts reimbursable to Avenue were $0 and $163,313 for the years ended December 31, 2022 and 2021, respectively.

Acquisition of Baergic

In November 2022, we completed a Share Contribution Agreement, dated May 11, 2022 (the “Share Contribution Agreement”) with Fortress to acquire the shares in Baergic Bio, Inc. (“Baergic”), which is developing BAER-101, a novel α2/3–subtype-selective GABA A positive allosteric modulator (“PAM”). At the closing of the Share Contribution Agreemen,t Fortress trasnsferred ownership of 100% of its shares (common and preferred) in Baergic, which was then a privately held subsidiary of Fortress. Under the Share Contribution Agreement, Fortress also agreed to assign to us certain intercompany agreements existing between Fortress and Baergic, including a Founders Agreement and Management Services Agreement. As a result of the transaction, Baergic is a majority-controlled and owned subsidiary company of us. We did not pay any cash or issue any securities to Fortress in consideration of its shares of Baergic.

License Agreement with AnnJi Pharmaceutical

On February 28, 2023, we entered into a license agreement with AnnJi Pharmaceutical Co. Ltd., a Taiwanese company (“AnnJi”), whereby we obtained an exclusive license (the “License Agreement”) from AnnJi to intellectual property rights pertaining to the molecule known as JM17, which activates Nrf1 and Nrf2, enhances androgen receptor degradation and underlies AJ201, a clinical product candidate currently in a Phase 1b/2a clinical trial in the U.S. for the treatment of spinal and bulbar muscular atrophy (“SBMA”), also known as Kennedy’s Disease. Under the License Agreement, in exchange for exclusive (as described below) rights to the intellectual property underlying the AJ201 product candidate, we paid an initial cash license fee of $3.0 million, of which $2.0 million has been paid and $1 million is payable within 180 days after the effective date of the License Agreement. We are also obligated to issue shares of our common stock (described below) and make the following additional payments over the course of the License Agreement:

•	reimbursement payments of up to $10.8 million in connection with the product’s Phase 1b/2a clinical trial;
•	payments aggregating up to $14.5 million in connection with certain development milestones pertaining to the first indication in the U.S;
•	payments aggregating up to approximately $27.5 million in connection with certain drug development milestones pertaining to additional indications and development ex-U.S;
•	payments aggregating up to approximately $165 million upon the achievement of certain net sales milestones ranging from $75 million to $750 million in annual net sales; and
•	royalty payments based on a percentage of net sales, with such percentages ranging from the mid-single digits (on annual net sales at or below $50 million) to the low double digits (on annual net sales equal to or greater than $300 million), which are subject to potential diminution in certain circumstances.

In connection with the signing of the License Agreement, we issued 831,618 shares of our common stock, to AnnJi (the “First Tranche Shares”), and then will issue an additional 276,652 shares of our common stock upon enrollment of the eighth patient in the ongoing Phase 1b/2a SBMA clinical trial. The license provided under the License Agreement is exclusive as to all oral forms of AJ201 for use in all indications (other than androgenetic alopecia and Alzheimer’s disease) in the United States, Canada, the European Union, the United Kingdom and Israel. We will initially be obligated to obtain both clinical and commercial supply of AJ201 exclusively through AnnJi. As a result of the issuance of the First Tranche Shares to AnnJi, AnnJi is the holder of approximately 10.5% of our outstanding shares of common stock as of April 25, 2023.

STOCK OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS,
AND 5% BENEFICIAL OWNERS

The following table shows information, as of April 25, 2023 (the “Determination Date”), concerning the beneficial ownership of our Common Stock by:

●	each person we know to be the beneficial owner of more than 5% of our Common Stock;

●	each of our current directors;

●	each of our NEOs shown in our Summary Compensation Table; and

●	all current directors and executive officers as a group.

As of the Determination Date, there were 7,920,485 shares of our Common Stock outstanding. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of the Determination Date. Shares of our Common Stock issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Exchange Act. All share figures in the table below give effect to the 15-for-1 reverse stock split that became effective September 22, 2022.

Unless otherwise indicated, the address for each director and executive officer listed is: c/o Avenue Therapeutics, Inc., 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Jay Kranzler, M.D., PhD, Chairman of the Board	5,643		*	%
Alexandra MacLean, M.D., Chief Executive Officer and director	—		*	%
David Jin, Chief Operating Officer and Interim Chief Financial Officer	—		*	%
Faith Charles, director	—		*	%
Neil Herskowitz, director	5,643		*	%
Curtis Oltmans, director	—		*	%
Lindsay A. Rosenwald, M.D., director	16,754	(1)	*	%
All Executive officers and directors as a group (7 persons)	28,040		*	%
5% or Greater Stockholders:
AnnJi Pharmaceutical Co. Ltd. B405, No. 18, Siyuan St. Zhongzheng Dist., Taipei City 100, Taiwan	831,618		10.5%
Fortress Biotech, Inc. 1111 Kane Concourse, Suite 301 Bay Harbor Islands, Florida 33154	630,646	(2)	8.0%

*Less than 1%

(1)	Includes 11,111 shares of our Common Stock issuable upon exercise of warrants held by Dr. Rosenwald. The warrants were issued by Fortress and are currently exercisable for shares of our Common Stock that are owned by Fortress. These do not represent equity compensation by us to Dr. Rosenwald.

(2)	Includes 16,666 shares of Common Stock into which Fortress’ 250,000 shares of Class A Preferred Stock may be converted at any time.

For purposes of the above table, a person is deemed to be the beneficial owner of any shares of Common Stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this report.  “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the indicated information as of December 31, 2022 with respect to our equity compensation plans:

Number of
	Number of		Securities
	Securities to be		Remaining
	Issued Upon		Available for
	Exercise of	Weighted-	Future Issuance
	Outstanding	Average Exercise	Under Equity
	Options,	Price of	Compensation
	Restricted	Outstanding	Plans (Excluding
	Stock Units,	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights (a)	Rights	Column(a))
Equity compensation plan approved by shareholders	13,137	$0	5,122,489
Equity compensation plan not approved by shareholders	—	—	—
Total	13,137	$0	5,122,489

Our equity compensation plan consists of the 2015 Incentive Plan, as amended, which was approved by our stockholders. We do not have any equity compensation plans or arrangements that have not been approved by our stockholders.

PAY VERSUS PERFORMANCE DISCLOSURE

The following table shows the past two fiscal years’ total compensation for our named executive officers as set forth in the Summary Compensation Table, the “compensation actually paid” to our named executive officers (as determined under SEC rules), our total shareholder return (TSR), and our net income.

SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine Compensation Actually Paid as reported in the Pay Versus Performance Table. Compensation Actually Paid does not necessarily represent cash and/or equity value transferred to the applicable named executive officer without restriction, but rather is a valuation calculated under applicable SEC rules.  In general, Compensation Actually Paid is calculated as summary compensation table total compensation adjusted to (a) include the value of any pension benefit (or loss) attributed to the past fiscal year, including on account of any amendments adopted during such year; and (b) include the fair market value of equity awards as of December 31, 2022 or, if earlier, the vesting date (rather than the grant date) and factor in dividends and interest accrued with respect to such awards. For purposes of the disclosure below, no pension valuation adjustments were required.

Year	Summary Compensation Table Total for PEO (Alexandra MacLean)(1)	Compensation Actually Paid to PEO (Alexandra MacLean)(1) (5)	Summary Compensation Table Total for PEO (Lucy Lu)(2)	Compensation Actually Paid to PEO (Lucy Lu)(2) (5)	Summary Compensation Table Total for PEO (David Jin)(3)	Compensation Actually Paid to PEO (David Jin)(3) (5)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (“NEOs”)(4)	Average Compensation Actually Paid to Non-PEO NEOs(4)(5)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (“TSR”)	Net Income (Loss) (millions)
2022	$280,542	$280,542	570,859	830,801	—	—	$10,668	$58,707	1.30	$(3.6)
2021	—	—	1,082,128	(1,140,655)	—	—	220,663	166,117	15.26	(3.7)

(1)	Dr. MacLean was the Company’s PEO starting August 2022.

(2)	Dr. Lu was the Company’s PEO for the 2021 fiscal year and through March 2022.

(3)	Mr. Jin was the Company’s PEO from March 2022 to August 2022, and remained a Non-PEO NEO through the end of 2022.

(4)	For the 2022 fiscal year, our Non-PEO NEOs were: David Jin after August 2022 and Joseph Vazzano until January 2022. For the 2021 fiscal year, our Non-PEO NEO was Joseph Vazzano for the full calendar year.

(5)	The amounts disclosed reflect the adjustments listed in the table below to the amounts reported in the Summary Compensation Table for PEOs and Non-PEO NEOs:

Year	Executive(s)	Less: Grant Date Value of Equity Awards	Plus: Change in Value of Awards Granted During the Current Year	Plus: Vesting Date Value of Awards that Vested During the Year	Plus: Year-Over- Year Change in Fair Value of Unvested Awards	Plus: Change in Value of Awards Vesting During the Current Year	Dividends on Unvested Awards	Total Adjustments
2022	Dr. MacLean	$—	$—	$—	$—	$—	$—	$—
	Dr. Lu	—	—	548,712	(41,529)	(247,241)	—	259,941
	David Jin	—	—	—	—	—	—	—
	Other NEO's	—	—	69,647		(21,608)	—	48,039
2021	Dr. Lu	382,802	(9,056)	—	(2,596,529)	—	—	(2,222,782)
	Other NEO's	93,465	(2,211)	105,600	—	(251,400)	—	(54,546)

Analysis of the Information Presented in the Pay Versus Performance Table

Compensation Actually Paid and Net Income (Loss)

Due to the nature of our Company’s primary focus on research and development of therapies for the treatment of neurologic diseases, our company has not historically utilized net income (loss) as a performance measure for our executive compensation program. From 2021 to 2022, our net loss decreased slightly and the Compensation Actually Paid to one of our PEOs increased, while two of the PEOs became PEOs of the Company during 2022, with one of the PEOs transitioning to a non-PEO NEO role in August 2022 (as described in the footnotes to the Pay Versus Performance Table). The Compensation Actually Paid to our non-PEO NEOs decreased from 2021 to 2022.

PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO(s), the average of Compensation Actually Paid to our Non-PEO NEO(s), and the Company’s TSR over the period covering fiscal years 2021 and 2022.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 1

ELECTION OF DIRECTORS; NOMINEES

Our Bylaws provide that the Board shall consist of not more than nine nor less than one member, as determined from time to time by resolution of the Board. Our Board currently consists of six members. The persons nominated for election as director are: Faith Charles, Neil Herskowitz, Jay Kranzler, M.D., Ph.D, Alexandra MacLean, M.D., Curtis Oltmans and Lindsay A. Rosenwald, M.D. For information about each of the nominees and our Board generally, please see “Corporate Governance — Our Board of Directors” beginning on page 6. If elected, the nominees will hold office until the next Annual Meeting of Stockholders and until a respective successor is elected and has been qualified, or until such director dies, resigns, or is removed from office. Each nominee listed above has consented to being named in this proxy statement and has agreed to serve if elected. Management expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, your proxy will be voted for the election of another nominee to be designated by a majority of the independent directors serving on our Board.

If a choice is specified on the proxy card, in an Internet vote or in a mobile device vote by the stockholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” all of the nominees. The affirmative vote of the holders of a plurality of the shares of our Common Stock and our preferred stock, voting together as a single class, present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting at which a quorum is present is required for the election of the nominees.

The Board unanimously recommends a vote “FOR” the election of all of the nominees for director.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board is submitting the selection KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023 to the stockholders for ratification at our Annual Meeting. Stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise. If KPMG LLP is not ratified as our independent registered public accounting firm by a majority of the shares present or represented by proxy, the Audit Committee will review its future selection of an independent registered public accounting firm. KPMG LLP will still serve as our independent registered public accounting firm for the year ending December 31, 2023, if it is not ratified by our stockholders. The affirmative vote of the majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required for the ratification of the appointment of KPMG LLP.

The Board unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers s as disclosed in this proxy statement, including the section titled “Executive Compensation,” and any related material as required pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-On-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

An advisory vote on the frequency of the say-on-pay vote is required every six years, and is being held at the Annual Meeting (please see “Proposal No. 4 — Advisory Vote on Whether the Advisory Vote to Approve the Compensation of Our Named Executive Officers Should Occur Every One, Two or Three Years”). This is our first time holding an advisory vote on the frequency of the say-on-pay proposal, as we were previously not subject to these rules while we were an “emerging growth company.”

This vote is advisory, and therefore not binding on the Company or our Board. Our Board values the opinions of the stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the board of directors will evaluate whether any actions are necessary to address those concerns.

We believe that the policies and procedures articulated in the “Executive Compensation” section of this proxy statement are effective in achieving the Company’s goals and that the executive compensation reported in this proxy statement was appropriate and aligned with the results from the fiscal year ended December 31, 2022. Before voting, we encourage our stockholders to read the “Executive Compensation” section of this proxy statement for additional details about our executive compensation programs and named executive officer compensation in the fiscal year ended December 31, 2022. We are asking stockholders to indicate their support for our named executive officer compensation as described in this proxy statement.

Our Board recommends a vote “FOR” the resolution approving

the compensation of our named executive officers, as follows:

RESOLVED, that the compensation paid to the Company’s named executive officers,

as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.

PROPOSAL NO. 4

ADVISORY VOTE ON WHETHER THE ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders are invited to express their views, on an advisory (non-binding) basis, on how frequently advisory votes on the compensation of our named executive officers, such as Proposal No. 3, will occur. This is our first time holding an advisory vote on the frequency of the say-on-pay proposal, as we were previously not subject to these rules while we were an “emerging growth company.” A new advisory vote on the frequency of the say-on-pay vote is required every six years. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on our named executive officer compensation once every year, every two years, or every three years. We are providing this vote as required pursuant to Section 14A of the Exchange Act.

While our executive compensation programs are designed to promote a long-term connection between pay and performance, after careful consideration of this Proposal No. 4, our Board has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company at this time. As a biotechnology company, the Company has important milestones relating to drug development and approval that do not occur every calendar year. While executive compensation is evaluated annually, the Board of Directors also considers progress over a multi-year timeframe, which is common in small- and mid-capitalization companies in our industry. The Board believes that a vote every three years provides stockholders the opportunity to evaluate the Company’s compensation program on a more thorough, longer-term basis than an annual vote. For these reasons, our Board recommends that you vote for the advisory vote on our named executive officer compensation to occur every three years.

You may cast your advisory vote on your preferred voting frequency by choosing the option of one year, two years, three years or by abstaining from voting. Approval of the frequency of an advisory vote on the compensation of our named executive officers will require the affirmative vote of a majority of the votes cast at the Annual Meeting, either virtually or by proxy, assuming a quorum is present. In the event that none of the options of every one year, every two years or every three years for the frequency of the advisory (non-binding) vote on the compensation of our named executive officers receives the required vote for approval, the frequency that receives the highest number of votes will be considered by our Board to be the stockholders’ preference, as expressed on an advisory basis.

Stockholders are not voting to approve or disapprove of the Board’s recommendation of a frequency of every three years. Rather, stockholders are voting their shares in favor of their preferred frequency for future stockholder advisory votes on our named executive officer compensation. Because this vote is advisory and not binding on the Company or our Board, our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more frequently than the option approved by our stockholders and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our compensation programs. A scheduling vote similar to this will occur at least once every six years.

Our Board recommends a vote for a frequency of once every THREE YEARS for Proposal No. 4.

ADDITIONAL INFORMATION

Householding of Annual Meeting Materials

Some bank, brokerage firm or other nominee record holders may be participating in the practice of “householding” proxy materials, including the Internet Notice. This means that only one copy of the Internet Notice and, if applicable, a single set of the proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2022, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any document to you if you contact us at: Avenue Therapeutics, Inc., 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154, Attn: David Jin. You may also contact us at (781) 652-4500.

If you want to receive separate copies of the notice of Internet availability, or proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee record holder, or you may contact us at the above address or phone number.

Stockholder Proposals for Our 2024 Annual Meeting

Only proper proposals under Rule 14a-8 of the Exchange Act which are timely received will be included in the proxy materials for our next annual meeting. In order to be considered timely, such proposal must be received by our Corporate Secretary, David Jin, at 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154, no later than January 2, 2024, which is the first business day after the date that is 120 calendar days prior to the anniversary of the date of this year’s proxy statement. We suggest that stockholders submit any stockholder proposal by certified mail, return receipt requested.

Our Bylaws require stockholders to provide advance notice to the Company of any stockholder director nomination(s) and any other matter a stockholder wishes to present for action at an annual meeting of stockholders (other than matters to be included in our proxy statement, which are discussed in the previous paragraph). In order to properly bring business before an annual meeting, our Bylaws require, among other things, that the stockholder submit written notice thereof complying with our Bylaws to David Jin, our Corporate Secretary, at the above address, not less than 50 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 (as discussed above) no sooner than March 24, 2024, and no later than May 3, 2024. If a stockholder fails to provide timely notice of a proposal to be presented at our 2024 Annual Meeting of Stockholders, the proxy designated by our Board will have discretionary authority to vote on any such proposal that may come before the meeting. Stockholders are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 23, 2024.

Other Matters

Our Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the person named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Incorporation of Information by Reference

The Audit Committee Report contained in this proxy statement is not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that we specifically incorporate such information by reference. Our Annual Report on Form 10-K for the year ended December 31, 2022, delivered to you together with this proxy statement, is hereby incorporated by reference.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 21, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ATXI2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MOBILE DEVICE
Use any smartphone or tablet to scan the QR Barcode above using the QR Reader, and you will be taken directly to the Internet voting website. Vote by 11:59 P.M. Eastern Time on June 21, 2023. Have your proxy card in hand when you visit the Internet voting website and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V09335-P92205 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

AVENUE THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jay Kranzler, M.D., Ph.D.
02) Faith Charles
03) Neil Herskowitz
04) Alexandra MacLean, M.D.
05) Curtis Oltmans
06) Lindsay A. Rosenwald, M.D.

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote for 3 Years on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Approve the frequency with which we will hold an advisory vote on the compensation of our named executive officers, in an advisory vote.	☐	☐	☐	☐

NOTE: The proxies are authorized to act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V09336-P92205

AVENUE THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 22, 2023 9:30 AM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Alexandra MacLean, M.D. and David Jin, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of AVENUE THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, Eastern Time on June 22, 2023, live via the internet at www.virtualshareholdermeeting.com/ATXI2023.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side